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Exhibit 99.1 - Press Release of Brightpoint, Inc. dated September 11, 2003.




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    BRIGHTPOINT ANNOUNCES SETTLEMENT WITH SECURITIES AND EXCHANGE COMMISSION


                  Plainfield, IN -- September 11, 2003 -- Brightpoint, Inc. (NASDAQ: CELL) ("Brightpoint" or the "Company") today announced that it has reached an agreement with the United States Securities and Exchange Commission (the "Commission") to settle the previously disclosed investigation conducted by the Commission.

                  Pursuant to the settlement, the Company, without admitting or denying any of the Commission's allegations, has consented to the entry of an administrative order to cease and desist from violations of the anti-fraud, books and records, internal controls and periodic reporting provisions of the Securities Exchange Act of 1934 and the anti-fraud provisions of the Securities Act of 1933. The Company has also agreed to certain undertakings and to pay a $450,000 fine upon the entry of an Order in the United States District Court for the Southern District of New York. The administrative cease and desist order that will be entered in accordance with the settlement alleges that the Company, through the actions of John Delaney, its former Controller and Chief Accounting Officer and Timothy Harcharik, its former Director of Risk Management, committed fraud through the purchase and use of a purported insurance policy to misrepresent Brightpoint's losses as insured losses. The Company restated its annual financial statements for 1998, 1999, 2000 and the interim periods of 2001 on November 13, 2001 and January 31, 2002 to account for payments made under the purported insurance policy. Delaney and Phillip Bounsall, the Company's former Chief Financial Officer, also reached settlements with the Commission.

                  Jerre L. Stead, Brightpoint's Lead Independent Director stated: "This settlement will enable Brightpoint's current management team to focus on the Company's core business and represents the final step in resolving all stockholder and regulatory matters relating to the 1998 purchase of the purported insurance policy. Brightpoint has instituted best practices in corporate governance and adopted strict internal controls, which are designed to avoid these types of issues in the future."

Brightpoint is one of the world's largest distributors of mobile phones. Brightpoint supports the global wireless telecommunications and data industry, providing quickly deployed, flexible and cost effective third party solutions. Brightpoint's innovative services include distribution, channel management, fulfillment, eBusiness solutions and other outsourced services that integrate seamlessly with its customers. Additional information about Brightpoint can be found on its website at www.brightpoint.com or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

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Contact:
  Brightpoint, Inc., Plainfield, Indiana
  Jerre L. Stead, (303) 478-1834
  Steven E. Fivel, (317) 707-2355